Exhibit 99.1

Contact: Yvonne Gill
July 12, 2006	570-724-0247
yvonneg@cnbankpa.com
C&N ANNOUNCES SECOND QUARTER 2006 UNAUDITED FINANCIAL RESULTS
FOR IMMEDIATE RELEASE:
     WELLSBORO, PA — Citizens & Northern Corporation announced the unaudited, consolidated financial results for Citizens & Northern Corporation and subsidiaries for the six-month and three-month periods ended June 30, 2006, which are highlighted below.
FINANCIAL HIGHLIGHTS FOR THE SIX MONTHS ENDED JUNE 30, 2006:
•	Net Income totaled $6,019,000 for the six months ended June 30, 2006, down 8.7% from net income of $6,593,000 for the first six months of 2005. Net Income Per Share was $0.73 (Basic) and $0.72 (Diluted) for the first six months of 2006, as compared to $0.80 (Basic) and $0.79 (Diluted) for the first six months of 2005.

•	Return on Average Assets was 1.05% for the six months ended June 30, 2006, as compared to 1.17% for the first half of 2005. Return on Average Equity was 9.17% for the six months ended June 30, 2006, as compared to 9.96% for the six months ended June 30, 2005.

•	Cash Dividends declared by C&N increased by 4.4% for the first half of 2006 over the first half of 2005, to $0.48 per share.

•	Total assets amounted to $1,123,707,000 as of June 30, 2006, down 0.9% from June 30, 2005.

•	Net loans increased 7.6%, to $650,294,000 at June 30, 2006 from $604,514,000 at June 30, 2005. The increase in net loans included the effect of C&N’s acquisition of First State Bank (through the acquisition of Canisteo Valley Corporation, the parent company of First State Bank) in the third quarter 2005. Excluding First State Bank’s net loans balance as of June 30, 2006, the increase in net loans was 4.0%.

•	Total deposits and repo sweep accounts increased 10.3%, to $779,924,000 at June 30, 2006 from $706,917,000 at June 30, 2005. Excluding First State Bank, the increase in deposits and repo sweeps was 5.2%.

•	Assets under management by C&N’s Trust and Financial Management Group increased 18.7%, to $476,437,000 at June 30, 2006 from $401,360,000 at June 30, 2005. In 2006, Trust assets under management have increased as a result of adding some significant new retirement plan accounts, as well as by stock market appreciation.

•	Tangible Equity/Tangible Assets Ratio was 11.19% at June 30, 2006.
     The net interest margin decreased $486,000, or 2.8%, in the six months ended June 30, 2006 as compared to the same period in 2005. Interest expense increased 22.6%, as short-term interest rates continued to rise. The yield curve has remained flat or inverted throughout most of 2006, limiting opportunities for banks to earn a positive spread from maintaining borrowed funds and holding investment securities. These market conditions, along with management’s decision to reduce holdings of municipal bonds in order to avoid or minimize the Corporation’s alternative minimum tax liability, have resulted in sales of securities and repayments of borrowings throughout the latter half of 2005 and first half of 2006. Accordingly, the balance of available-for-sale securities was $90,715,000 lower at June 30, 2006 than one year earlier, and the June 30, 2006 balance of short-term and long-term borrowings was $74,960,000 lower than one year earlier.
     Noninterest expense increased $1,518,000 (10.6%) in the first six months of 2006 over 2005. Much of the increase in noninterest expense in 2006 has been attributable to operations and start-up costs in new markets, as noninterest expense for First State Bank, the Jersey Shore office (which opened in August 2005) and the Old Lycoming Township office (which opened in March 2006) totaled approximately $1.2 million.
     The provision for loan losses was $300,000 for the six months ended June 30, 2006, down from $750,000 in the same period of 2005. In 2006, negotiations and workout of a few large, commercial loans were completed, resulting in charge-offs totaling approximately $500,000 less than the estimated allowances that had been previously established.
     Net realized gains from sales of securities amounted to $2,648,000 in the six months ended June 30, 2006, an increase of $653,000 over net securities gains of $1,995,000 for the first six months of 2005. Most of the gains realized in the first half of 2006 were from sales of bank stocks.
FINANCIAL HIGHLIGHTS FOR THE SECOND QUARTER 2006:
•	Net Income in the second quarter 2006 was $3,199,000, down 3.0% from second quarter 2005 net income, but up $379,000 (13.4%) from the first quarter 2006. Net Income Per Share (Basic and Diluted) was $0.39 in the second quarter 2006, as compared to $0.40 (Basic) and $0.39 (Diluted) in the second quarter 2005, and up from $0.34 (Basic and Diluted) in the first quarter 2006. In the second quarter 2006, the Corporation recorded a credit for loan losses (reduction in expense) of $300,000, as compared to loan loss expense of $375,000 in the second quarter 2005 and $600,000 in the first quarter 2006. The credit for loan losses in the second quarter 2006 was mainly the result of the commercial loan workout situations mentioned above.

•	Cash Dividends declared by C&N amounted to $0.24 per share for the second quarter 2006, the same as in the first quarter 2006 and up from $0.23 per share for the second quarter 2005.
     Citizens & Northern Corporation is the parent company of Citizens & Northern Bank and First State Bank. Citizens & Northern Bank is a local, independent community bank providing complete financial, investment and insurance services through 21 full service offices throughout Tioga, Bradford, Sullivan and Lycoming counties in Pennsylvania. First State Bank provides banking services through its offices in Canisteo and South Hornell, NY. C&N can be found on the worldwide web at www.cnbankpa.com. First State Bank can be found on the web at www.fsbcanisteo.com. The Company’s stock is listed on NASDAQ Capital Market Securities under the symbol CZNC.